Exhibit 5.1

Ken Rollins

+1 858 550 6136

krollins@cooley.com

November 2, 2022

Anebulo Pharmaceuticals, Inc.

1415 Ranch Road 620 South

Suite 201

Lakeway, TX 78734

Ladies and Gentlemen:

We have acted as counsel to Anebulo Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”), including a related prospectus included in the Registration Statement (the “Prospectus”), under the Securities Act of 1933, as amended, covering the registration for resale of up to 4,529,300 shares of common stock, $0.001 per share (“Common Stock”), of the Company, including 2,264,650 currently outstanding shares of Common Stock (the “Shares”) and 2,264,650 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of certain warrants (the “Warrants”) issued by the Company pursuant to that certain Securities Purchase Agreement, dated as of September 25, 2022, by and among the Company and the purchasers named therein (the “Purchase Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Warrants, the Company’s certificate of incorporation and bylaws, as in effect on the date the Purchase Agreement was entered into, the date the Shares were issued and as currently in effect, the Purchase Agreement, and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation. We express no opinion to the extent that future issuances of securities of the Company, including the Warrant Shares, and/or antidilution adjustments to outstanding securities of the Company, including the Warrants, cause the Warrants to be exercisable for more shares of Common Stock than the number that then remain available for issuance under the certificate of incorporation of the Company. We have assumed that the per share exercise price of the Warrants will at least equal the par value of the Common Stock

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares have been validly issued and are fully paid and nonassessable and (ii) the Warrant Shares, when issued against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Ken Rollins
Ken Rollins

Cooley LLP 10265 Science Center Drive San Diego, CA 92121
t: (858) 550-6000 f: (858) 550-6420 cooley.com